Exhibit 99.1

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Diamondhead Casino Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Diamondhead Casino Corporation and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of loss, changes in stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2014. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Diamondhead Casino Corporation and Subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred significant recurring net losses over the past few years. In addition, the Company has no operations, except for its efforts to develop the Diamondhead, Mississippi property. Such efforts may not contribute to the Company’s cash flows in the foreseeable future. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continued existence is dependent upon its ability to raise the necessary capital with which to satisfy liabilities, fund future costs and expenses and develop the Diamondhead, Mississippi property. Management’s plans in regard to these matters are also described in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Friedman LLP

New York, New York

March 31, 2015

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

	2014	2013

ASSETS

Current assets
Cash	$843,083	$7,106
Other current assets	36,655	12,687
Total current assets	879,738	19,793

Land held for development (Note 3)	5,476,097	5,476,097

Deferred financing costs (net of amortization of $18,518 in 2014 and $64,094 in 2013)	182,582	—
Other assets	80	80

	$6,538,497	$5,495,970

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIENCY)

Current liabilities
Notes payable	$1,962,500	$1,962,500
Short term financing agreement	14,905	10,325
Accounts payable and accrued expenses	3,304,479	2,690,744
Total current liabilities	5,281,884	4,663,569

Debenture payable (net of unamortized discount of $48,887)	1,113	—

Convertible debentures payable (net of unamortized discount of $928,859)	21,141	—

Derivative liability	3,754,233	—

Total liabilities	9,058,371	4,663,569

Commitments and contingencies (Notes 3 and 11)

Stockholders’ equity (deficiency) (Note 8)
Preferred stock, $.01 par value; shares authorized 5,000,000, outstanding 2,086,000 in 2014 and 2013 (aggregate liquidation preference of $2,519,080 in 2014 and 2013).	20,860	20,860
Common stock, $.001 par value; shares authorized 50,000,000, Issued: 39,052,472 in 2014 and 2013, outstanding: 36,297,576 in 2014 and 2013.	39,052	39,052
Additional paid-in capital	35,568,649	35,624,525
Unearned ESOP shares	(3,558,078)	(3,676,679)
Accumulated Deficit	(34,461,551)	(31,084,176)
Treasury stock, at cost, 368,526 shares at December 31, 2014 and 288,981 shares at December 31, 2013	(128,806)	(91,181)

Total stockholders’ equity (deficiency)	(2,519,874)	832,401

	$6,538,497	$5,495,970

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF LOSS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
COSTS AND EXPENSES
Administrative and General	$974,844	$625,148
Stock-based Compensation	—	352,892
Amortization	18,518	856
Other	55,958	62,174

	1,049,320	1,041,070

OTHER INCOME (EXPENSE)
Amortization of Debt Discount	(22,254)	—
Interest Expense	(306,182)	(272,606)
Change in Fair Value of Derivative Liability	(1,904,233)	—
Other Miscellaneous Income	6,214	750

	(2,226,455)	(271,856)

NET LOSS	(3,275,775)	(1,312,926)

PREFERRED STOCK DIVIDENDS	(101,600)	(101,600)

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(3,377,375)	$(1,414,526)

Net loss per common share, basic and diluted	$(.093)	$(.040)

Weighted average number of common shares outstanding	36,297,575	35,472,805

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
Preferred Stock
Balance January 1	$20,860	$20,860
Balance December 31	$20,860	$20,860

Common Stock
Balance January 1	$39,052	$37,275
Issued in Private Placement	—	1,011
Issued for Interest	—	766
Balance December 31	$39,052	$39,052

Additional Paid-In Capital
Balance January 1	$35,624,525	$35,036,631
Issuance of Shares in Private Placement	—	150,714
Stock-based Awards	25,100	352,892
Issued for Interest	—	148,799
ESOP Defaulted Shares	(80,976)	(64,511)
Balance December 31	$35,568,649	$35,624,525

Common Stock Subscriptions
Balance January 1	$—	$151,725
Issuance of Stock for Sale	—	(151,725)
Balance December 31	$—	$—

Unearned ESOP Shares
Balance January 1	$(3,676,679)	$(3,795,281)
Shares Acquired from ESOP	118,601	118,602
Balance December 31	$(3,558,078)	$(3,676,679)

Accumulated (Deficit)
Balance January 1	$(31,084,176)	$(29,669,650)
Preferred Stock Dividends	(101,600)	(101,600)
Net Loss for Year	(3,275,775)	(1,312,926)
Balance December 31	$(34,461,551)	$(31,084,176)

Treasury Stock
Balance January 1	$(91,181)	$(37,091)
Shares Acquired from ESOP	(37,625)	(54,090)
Balance December 31	$(128,806)	$(91,181)

Total Stockholders’ Equity (Deficiency)	$(2,519,874)	$832,401

See the accompanying notes to these consolidated financial statements

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
OPERATING ACTIVITIES
Net loss	$(3,275,775)	$(1,312,926)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	18,518	856
Change in fair value of derivative liability	1,904,233	—
Amortization of debt discount	22,254	—
Stock-based Compensation	—	352,892
Decrease (Increase) in:
Other assets	(23,968)	85
Increase in:
Accounts payable and accrued expenses	512,135	851,335
Net cash used in operating activities	(842,603)	(107,758)

FINANCING ACTIVITIES
Proceeds from Private Placements, net of financing costs	1,674,000	20,500
Proceeds from Short Term Note	16,355	11,444
Payment of Short Term Note	(11,775)	(11,921)
Net cash provided by financing activities	1,678,580	20,023

Net increase (decrease) in cash	835,977	(87,735)
Cash beginning of year	7,106	94,841
Cash end of year	$843,083	$7,106

Cash paid for interest	$404	$261

Non-Cash Financing activities:

Stock issued to satisfy payment of interest	$—	$149,565

Warrants included in deferred financing costs	$25,100	$—

Unpaid preferred stock dividends included in accounts payable and accrued expenses	$355,600	$254,000

See the accompanying notes to these consolidated financial statements.

DIAMONDHEAD CASINO CORPORATION

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Business

Diamondhead Casino Corporation and Subsidiaries (the “Company”) owns a total of approximately 404.5 acres of unimproved land in Diamondhead, Mississippi on which it plans, in conjunction with one or more partners, to construct a casino resort and hotel and associated amenities. The Company was originally formed to principally own, operate and promote gaming vessels offering day and evening cruises in international waters.

The Company was previously registered with the Securities and Exchange Commission and its stock traded on the over-the counter bulletin board under the symbol “DHCC”.

Note 2. Liquidity and Going Concern

These consolidated financial statements have been prepared on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses over the past several years, has no operations, generates no operating revenues, and as reflected in the accompanying consolidated financial statements, incurred a loss applicable to common stockholders of $3,377,375 and $1,414,526 for the years ended December 31, 2014 and 2013 respectively.

The Company has had no operations since it ended its gambling cruise ship operations in 2000. Since that time, the Company has concentrated its efforts on the development of its Diamondhead, Mississippi property. That development is dependent upon the Company obtaining the necessary capital, through either equity and/or debt financing, unilaterally or in conjunction with one or more partners, to master plan, design, obtain permits for, construct, open, and operate a casino resort.

In the recent past, in order to raise capital to continue to pay on-going costs and expenses, the Company has borrowed funds and offered, through Private Placements, convertible instruments more fully described in Note 4 to these consolidated financial statements.

Pursuant to a Private Placement Memorandum dated February 14, 2014, the Company offered up to a maximum of $3,000,000 of Collateralized Convertible Senior Debentures to accredited or institutional investors. The Offering was conducted contingent on the deposit into Escrow of the purchase price for all of the Debentures offered in the principal amount of $3,000,000. The Debentures were offered in three tranches as follows:

Tranche 1:   The Company offered $1,000,000 of First Tranche Collateralized Convertible Senior Debentures in the aggregate principal amount of $1,000,000 (the “First Tranche Debentures”), subject to certain conditions. The First Tranche Debentures were originally convertible at a Conversion Price of $.30 per share into an aggregate of 3,333,333 shares of Common Stock of the Company. The minimum principal amount of First Tranche Debentures that could be purchased was $50,000.

On March 31, 2014, subscriptions in the amount of $3,000,000 were received in Escrow and accepted by the Company. Thus, the First Closing occurred on that date. The Escrow Agent released $1,000,000 to the Company and the Company issued First Tranche Debentures in the aggregate principle amount of $1,000,000. The First Tranche Debentures bear interest at 4% per annum after 180 days and are be secured by a lien on the Company’s Mississippi property.

The First Tranche Debentures were originally convertible into 3,333,333 shares of Common Stock when and if:

1.              the Second Closing Obligations (as defined below) had been met on or before December 31, 2014; and

2.              the average closing price of the Common Stock on the principal trading market for the Company’s Common Stock is 150% or more of the Conversion Price for the thirty consecutive business days immediately prior to the Conversion Date.

The First Tranche Debentures would be converted into Common Stock without any required action on the part of the Debenture Holders and the lien securing the First Tranche Debentures would be released upon conversion.

The “Second Closing Obligations” were originally as follows:

1.              The Company has filed its Annual Reports on Form 10-K for the years ended December 31, 2011 and 2012, and any other Annual Report on Form 10-K that would have been required to have been filed as of the date of the Second Closing;

2.              The Company has filed its Quarterly Reports on Form 10-Q for the periods ended September 30, 2011, March 31, 2012, June 30, 2012, September 30, 2012, March 31, 2013, June 30, 2013 and September 30, 2013, and any other Quarterly Report on Form 10-Q that would have been required to have been filed as of the date of the Second Closing;

3.              The Company and its subsidiaries have filed their federal and state tax returns for the years ended 2011 and 2012;

4.              The Company has held an Annual Meeting of Stockholders in accordance with applicable state and Federal law, at which the stockholders of the Company approved an increase in the number of authorized shares of Common Stock of the Company from fifty million to one hundred million, or the Company has otherwise obtained such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law;

5.              The Company is otherwise able to issue and deliver fully paid and non-assessable shares of Common Stock to the investors of this Offering in accordance with the terms of the Private Placement Memorandum;

6.              The Company has obtained an updated property survey and preliminary engineering estimates for the construction of a casino/hotel on the Property;

7.              The Company has obtained a site location engineering study identifying viable locations(s) for the placement of the proposed casino/hotel on the Property; and

8.              The Company has obtained preliminary architectural estimates for the construction of the casino/hotel on the Property.

However, on June 18, 2014, the SEC issued an Order of Suspension of Trading with respect to the Company’s securities. The Order stated, among other things, that “[t]he Commission was of the opinion that the public interest and the protection of investors require[d] a suspension of trading” and the Commission ordered, pursuant to Section 12(k) of the Securities Exchange Act of 1934, that trading in the Company’s securities be suspended from June 18, 2014 through July 1, 2014. On June 18, 2014, the SEC also issued an Order Instituting Administrative Proceedings (“OIP”) and Notice of Hearing Pursuant to Section 12(j) of the Securities Exchange Act of 1934, alleging that the Company was delinquent in its periodic filings with the SEC, having not filed any periodic reports since it filed its Form 10-Q for the period ended June 30, 2011 and, therefore, that the Company had failed to comply with Securities Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder.

On June 27, 2014, the Company filed an Answer to the OIP in which it admitted that it had not filed certain periodic reports since it filed its Form 10-Q for the period ended June 30, 2011. On July 29, 2014, the Company attended a prehearing conference at which it requested an in-person hearing. On August 11, 2014, the SEC issued an Initial Decision on Default and Order for Motion for Summary Disposition as to Diamondhead Casino Corporation. The SEC found that there were no issues of material fact that required an in-person hearing, granted the Division leave to file a motion for summary disposition, and set a briefing schedule for the parties to file their briefs.

The Board of Directors of the Company determined that defending the Company against the OIP would likely have resulted in extensive, time-consuming and expensive litigation. Moreover, the Company believed that litigation would not have resulted in a favorable outcome inasmuch as the Company had not, in fact, met its reporting requirements. Accordingly, the Board of Directors determined that litigation would have constituted a waste of the Company’s scarce resources and capital.

On August 29, 2014, the Company made an Offer of Settlement in which it admitted that it had failed to comply with Exchange Act Section 13(a) and Rules 13a-1 and 13a-13 thereunder because it had not filed any periodic reports with the SEC since the quarterly period ended June 30, 2011. The Company consented to the entry of an Order, pursuant to Section 12(j) of the Exchange Act, revoking the registration of the Company’s securities registered pursuant to Section 12 of the Exchange Act. On September 4, 2014, the SEC entered an Order Making Findings and Revoking Registration of Securities Pursuant to Section 12(j) of the Securities Exchange Act of 1934 as to Diamondhead Casino Corporation, pursuant to the Offer of Settlement. Thus, effective September 4, 2014, the registration of each class of the Company’s securities registered pursuant to Section 12 of the Exchange Act was revoked and the Company’s Common Stock no longer trades on any exchange or other public market.

To re-register its stock, the Company is required, in addition to other steps, to file a Form 10 with two years of audited financial statements with the Securities and Exchange Commission.  Thus, the Company was no longer required to file the Form 10-K’s and Form 10-Q’s it contemplated filing under the terms of the original Private Placement. Therefore, the Company decided to offer to amend the terms for conversion of the First Tranche Debentures and for issuance and conversion of the Second and Third Tranche Debentures. On December 31, 2014, Investors representing $950,000 of First Tranche Debentures, convertible into 3,166,666 common shares, agreed that the First Tranche Debentures would be converted when and if:

1.              The Company has filed a Registration Statement on Form 10 (or a Form 8-A that incorporates by reference a Form S-1) with the Securities and Exchange Commission;

2.              The Company’s common stock is trading on a national securities exchange or any over-the-counter market interdealer quotation system or similar market or system;

3.              The Company has held an Annual Meeting of Stockholders in accordance with applicable state and/or federal law, to seek stockholder approval to increase the number of authorized shares of Common Stock from fifty million to one hundred million shares or the Company has obtained such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law;

4.              The Company is otherwise able to issue and deliver fully paid and non-assessable shares of Common Stock to the Holder upon conversion of this Debenture; and

5.              The average closing price of the Common Stock on the principal trading market for the Company’s Common Stock is 150% or more of the Conversion Price for the thirty consecutive business days immediately prior to the Conversion Date.

The remaining $50,000 investment from the First Tranche remains as a collateralized Debenture payable in six years without the conversion rights.

Tranche 2:  The Company originally offered $1,000,000 of Second Tranche Collateralized Convertible Senior Debentures in the aggregate principal amount of $1,000,000 subject to certain conditions. The Second Tranche Debentures are convertible, at a Conversion Price of $.45 per share, into an aggregate of 2,222,222 shares of Common Stock, on certain terms and conditions. The minimum principal amount of Second Tranche Debentures that could be purchased was $50,000.

On December 31, 2014, Investors representing $850,000 of Second Tranche Debentures convertible into 1,888,889 common shares agreed to amend the Closing Obligations for issuance of the Second Tranche Debentures by eliminating the prior obligations and substituting a single requirement instead, namely, that “[t]he Company has filed an application for gaming site approval with the Mississippi Gaming Commission pursuant to Rule 1.4 of the Mississippi Gaming Regulations (2013 edition).”

The Company had filed this application in May 2014 and had obtained Gaming Site Approval on August 21, 2014.  Therefore, a second closing occurred on December 31, 2014, when the amended terms were agreed to, at which time the Escrow Agent released $850,000 to the Company. The remaining $150,000 of the original $1,000,000 of subscriptions escrowed for the Second Tranche Debentures was returned to three investors who did not agree to the amended terms for issuance and conversion of the Second Tranche Debentures.

On December 31, 2014, Investors representing $850,000 of Second Tranche Debentures convertible into 1,888,889 common shares also agreed to amend the conversion terms of the Second Tranche Debentures. The Debentures would be converted when and if:

1.              The Company has filed a Form 10 (or a Form 8-A that incorporates by reference a Form S-1) with the Securities and Exchange Commission;

2.              The Company’s common stock is trading on a national securities exchange or any over-the-counter market interdealer quotation system or similar market or system;

3.              The Company has held an Annual Meeting of Stockholders in accordance with applicable state and/or federal law, to seek stockholder approval to increase the number of authorized shares of Common Stock from fifty million to one hundred million shares or the Company has obtained such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law;

4.              The Company is otherwise able to issue and deliver fully paid and non-assessable shares of Common Stock to the Holder upon conversion of this Debenture; and

5.              The average closing price of the Common Stock on the principal trading market for the Company’s Common Stock is 150% or more of the Conversion Price for the thirty consecutive business days immediately prior to the Conversion Date.

Tranche 3:   The Company originally offered $1,000,000 of Third Tranche Collateralized Convertible Senior Debentures in the aggregate principal amount of $1,000,000 subject to certain conditions. The Third Tranche Debentures were originally convertible, at a Conversion Price of $0.55 per share, into an aggregate of 1,818,182 shares of Common Stock, or convertible, at a Conversion Price of $0.75 per share, into an aggregate of 1,333,333 shares of Common Stock, subject to certain terms and conditions. The Conversion Price will depend upon a combined appraised value of an independent third party appraisal firm of (1) the Company’s casino project (including the value of that land upon which it is expected to be located) and (2) the undeveloped remaining Property (collectively, the “Valuation”). If the Valuation is $175 million or more, then the Conversion Price for the Third Tranche Debentures would be $0.75 per share. If the Valuation is less than $175 million, then the Conversion Price for the Third Tranche Debentures would be $0.55 per share. The minimum principal amount of Third Tranche Debentures that could be purchased was $50,000.

On December 31, 2014, Investors representing $850,000 of Third Tranche Debentures convertible into 1,545,545 common shares at $.55 per share or 1,133,333 common shares at $.75 per share, depending on the “Valuation”, agreed to amend Third Closing Obligations to be completed by June 30, 2015, as follows:

1.              The Company has filed a Registration Statement on Form 10 (or a Form 8-A that incorporates by reference a Form S-1) with the Securities and Exchange Commission;

2.              The Company’s common stock is trading on a national securities exchange or any over-the- counter market, interdealer quotation system or similar market or system;

3.              The Company has held an Annual Meeting of Stockholders in accordance with applicable state and/or federal law, to seek stockholder approval to increase the number of authorized shares of Common Stock from fifty million to one hundred million shares or the Company has obtained such approval by written consent of its stockholders pursuant to Section 228 of the Delaware General Corporation Law;

4.              The Company is otherwise able to issue and deliver fully paid and non-assessable shares of Common Stock to the Holder upon conversion of the Debenture; and

5                 The required appraisals have been completed and the “Valuation” calculated to determine the Conversion Price of the Tranche 3 Debentures.

At the Third Closing, assuming it occurs, the gross proceeds from the sale of the Third Tranche Debentures in the principal amount of $850,000 will be released from Escrow to the Company. The Third Tranche Debentures will bear interest at 4% per annum after 180 days and will be secured by a lien on the Company’s Mississippi property.

As amended, the Third Tranche Debentures will be converted into shares of Common Stock when and if the average closing price of the Common Stock on the principal trading market for the Company’s Common Stock is 150% or more of the applicable Third Tranche Debenture Conversion Price, based upon the Valuation, for the thirty consecutive business days immediately prior to such conversion date. The Third Tranche Debentures will be converted into Common Stock without any required action on the part of the Debenture Holders and the lien securing the Third Tranche Debentures will be released upon conversion.

The gross proceeds received for the Third Tranche Debentures are being held in Escrow and will not be released unless and until the Third Closing Obligations have been met by June 30, 2015 and a certification to that effect has been forwarded to the Escrow Agent and each of the Investors (the “Third Closing”). If the Third Closing Obligations are not met, there will be no Third Closing and the remaining $850,000 in Escrow relating to the Third Tranche Debentures will be returned to the Investors without deduction or interest. There can be no assurance that the Company will satisfy the Third Closing Obligations. The Company believes that its failure to meet the Third Closing Obligations would have a material adverse impact on the Company.

Maximum Offering

In the event all of the terms and conditions for issuance of all of the Debentures have been met and in the event that all of the Debentures are eventually converted to Common Stock at the Conversion Prices in the Debentures (as amended), the Company will have issued a minimum of 6,188,888 shares of Common Stock upon conversion of all of the Debentures or a maximum of 6,601,100 shares of Common Stock upon conversion of all of the Debentures, depending on the Valuation required for the Third Tranche Debentures. Assuming a third closing, Tte proceeds to the Company from the sale of the Debentures will be $2,700,000 before deduction of commissions and expenses.

The following elements of the Debenture agreement remain unchanged and are as follows:

Escrow Agent

The proceeds from this offering were placed in an escrow account at Continental Stock Transfer & Trust Company, which is serving as the Escrow Agent.

Maturity Date and Interest Rate of Debentures

The maturity date of the Debentures shall be six years from the issue date of each of the Debentures. The Debentures may not be prepaid without the written consent of the Holder, which consent may be withheld for any reason or no reason whatsoever. The maturity date may be extended upon the written consent of the Holder, which consent may be withheld for any reason or no reason whatsoever.

Any interest due on the Debentures shall be computed based on a 365 day year and, at the option of the Company, be payable in cash or in Common Stock on March 1 of each year. If paid in Common Stock, the number of shares of Common Stock payable shall be computed by dividing the interest due by the average closing price of the Common Stock for the thirty consecutive business days immediately prior to the payment date.

Collateral for Debentures

The payment obligations under the Debentures will be secured by a lien on the Company’s Mississippi property (the “Investors Lien”). The Investors Lien will be pari passu with a lien that has been placed on the Property in favor of the President of the Company, the Vice President , and certain directors of the Company, for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). The President of the Company will serve as Lien Agent for the Executives Lien.

Anti-Dilution Provision

The conversion rights on each Debenture carry an Anti-Dilution Provision. If the Company issues any shares of Common Stock or other securities after March 31, 2014 at a price per security that is less than the conversion price of a Debenture, then the Debenture shall have a new conversion price equal to the price per security that is less than the Conversion Price of the Debenture. The foregoing provision shall not apply to the following:

1.              The issuance of any of the other Debentures in the Offering or the issuance of shares of Common Stock upon conversion of any of the Debentures in the Offering;

2.              The issuance of any shares of Common Stock if such issuance relates to an agreement, arrangement or grant to issue shares of Common Stock entered into by the Company prior to the Issue Date of the First Tranche Debentures in the Offering, including but not limited to, for example, previously issued convertible promissory notes, previously issued warrants, previously issued options to purchase Common Stock, or common stock vested or to be issued pursuant to a pre-existing Employee Stock Ownership Plan.

The Anti-Dilution Provisions with respect to a Debenture terminate the earlier of (a) the date (if ever) the Company receives an “Approval to Proceed” from the Mississippi Gaming Commission to develop a casino/hotel on the Property, (b) the date on which the Debenture is converted in full, (c) the date on which the Debenture is paid in full, or (d) the Final Maturity Date of the Debenture (as defined in the Debenture).

Piggyback Registration Rights

The Investors received “piggyback” registration rights with respect to the common stock underlying the Debentures, on all registrations of equity securities of the Company under the Securities Act of 1933 for sale to the public.

Commissions and Expenses of the Offering

No commission or other remuneration was paid to any officer or director of the Company in connection with any sale of the Debentures. The Company agreed to pay Henley & Company, LLC (“Henley”), a commission of 6% of the gross proceeds to the Company from the sale of the Debentures, to reimburse Henley for related expenses up to a total of $75,000, and to issue warrants to purchase up to 75,000 shares of the Company’s Common Stock as described below.

The Company’s agreement with Henley provides that commissions due will be paid when, as, and if proceeds of the Offering are released to the Company. Following the First Closing, Henley received commissions of $60,000 and reimbursement for legal fees and expenses of $55,000. Henley was also issued a three year warrant to purchase 25,000 shares of common stock at $0.30 per share. The Company recorded deferred financing costs in the amount of $16,210 in the first quarter of 2014 based on the valuation of this warrant using the Black-Scholes option pricing model. In addition, following the Second Closing, Henley received commissions of $51,000 and reimbursement for legal fees and expenses of $10,000. Henley was issued an additional three year warrant to purchase 25,000 shares of common stock at $ 0.45 per share. The Company recorded additional deferred financing costs in the amount of $8,890 in the fourth quarter of 2014 based on the valuation of this warrant using the Black- Scholes option pricing model. Henley is also entitled to receive, upon the Third Closing, assuming it occurs, a commission of 6% of the proceeds received by the Company at such Closing, a three year warrant to purchase 25,000 shares of Common Stock at $0.55 or $0.75 per share (depending on the Valuation) and reimbursement of its related expenses up to a maximum of $10,000. For periods after September 3, 2014 (the last trading date of the Company’s stock before deregistration), the Company obtained a valuation of its stock price from an independent valuation expert.

In determining the fair value of each warrant granted, the Black-Scholes option-pricing model, consistent with the provisions of Financial Accounting Standards Board Accounting Standard Codification (“ASC”) Topic 718, was used. The valuations were determined using the weighted-average assumptions of 0% dividend yield, expected volatility of 139.49% at March 31, 2014 and 130.39% at December 31, 2014, and risk-free interest rates of 0.9% at March 31, 2014 and 1.1% at December 31, 2014.

The Investors in the offering of the Debentures were “accredited investors” as defined in Rule 501 of Regulation D promulgated under Securities Act of 1933, as amended (the “Securities Act”). The offering was made in reliance on the exemption from registration afforded under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.

As of December 31, 2014, the Company had $843,083 of operating cash on hand and current accounts payable and accrued expenses totaling $3,304,479. In addition, a Line of Credit in the amount of $1,000,000 obtained in October 2008 was payable in November 2012. Also, Convertible Notes issued via two Private Placements offered in 2010 totaling $962,500 in aggregate at December 31, 2014, had become payable beginning in March 2012 and extending at various dates through June 2013. As of the date of the filing of this report, none of the aforementioned debt obligations have been satisfied and the Company is in default of the repayment terms of the notes.

As of December 31, 2014, the Company had received $1,850,000 of proceeds from the closing of the First and Second Tranche Convertible Debentures and had expended approximately $1,006,900 of those proceeds for the payments of placement fees, costs associated with gaming site approval and working capital as summarized in the chart below.

Description of Expenditures	Amount

Private Placement related fees, commissions and expenses	$185,785
Payment to the President per the Private Placement applied to past due office rents	100,000
Accounting and audit fees	75,000
Payroll paid to the Chairman and President for the period April 1, 2014 through December 31, 2014, and related taxes	319,409
Office rents for April 1, 2014 through December 31, 2014 paid to the President	40,806
Mississippi Property taxes and property related fees and expenses	58,258
State Franchise taxes, fines and penalties and registered agent fees	22,435
Mississippi property development consulting fees, engineering and survey costs and other fees and expenses	55,114
Feasibility Study	15,000
Appraisal Fee	12,500
Repayment of advance from a Director	10,000
Repayment of Advance from a Shareholder	25,000
Stock Transfer and Trust Company fees	14,125
Director and Officer liability insurance premiums	13,339
Other operating expenses	60,100

Total	$1,006,871

In order to complete the requirements for a third closing and obtain the remaining $850,000 currently remaining in escrow, the Company is required to meet the Third Closing Obligations enumerated above. The Company does not have an estimate of the cost required to complete these items at this time.

Note 3. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Diamondhead Casino Corporation and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short term highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentrated Credit Risk

The Company maintains its cash and cash equivalents with one institution which exceeded federally insured limits throughout the year. At December 31, 2014, the Company had cash on deposit of approximately $593,000 in excess of the federal insured limit of $250,000.

Land Held for Development

Land held for development is carried at cost. Costs directly related to site development, such as licensing, permitting, engineering, and other costs, are capitalized.

Land development costs, which have been capitalized, consist of the following:

Land under development	$4,934,323
Licenses	77,000
Engineering and costs associated with permitting	464,774

$5,476,097

Fair Value Measurements

The Company follows the provisions of ASC Topic 820 “Fair Value Measurements” for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. The standard discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The standard utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Input other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable input that reflects management’s own assumptions.

The table listed below provides a reconciliation of the beginning and ending net balances for the derivative liability measured at fair value using significant unobservable inputs (Level 3) for the years ended December 31, 2014 and 2013:

	2014	2013
Beginning balance	$—	$—

Total change in unrealized appreciation (depreciation) included in net assets	1,904,233	—

Purchases, other settlements and issuances, net	1,850,000	—

Ending balance	$3,754,233	$—

Sensitivity Analysis to Changes in Level 3 Assumptions

Significant inputs include the expected dates when required conditions are met under the conversion terms of the debentures, the underlying market cap due to borrowings and losses and discount for lack of marketability while in the delisted mode and reversed when the Company becomes publicly listed as projected by management. In addition, use of different range of bond discount rates and changes in historical volatility rates would also result in a higher or lower fair value.

Current assets and current liabilities are financial instruments and management believes that their carrying amounts are reasonable estimates of their fair values due to their short term nature.

The convertible debentures and derivative liability approximate fair value based on Level 3 inputs, as further discussed in Note 6.

Long-Lived Assets

The Company reviews long-lived assets whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  Recoverability of long-lived assets is measured by comparing the carrying amount of the assets to the estimated undiscounted future cash flows projected to be generated by the assets. If such assets are considered impaired, the impairment to be recognized is measured by the amount the carrying value exceeds the fair value of such assets determined by appraisal, discounted cash flow projections, or other means. No impairment existed as of December 31, 2014.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (ESOP) covering substantially all employees with one or more years of service, financed by employer loans. The Company also established a trust called the Europa Cruises Corporation Employee Stock Ownership Plan Trust Agreement, to serve as the funding vehicle for the ESOP.  Deborah A. Vitale is the sole Trustee of the Trust. Compensation expense was measured at the current market price of shares committed for release and such shares constitute outstanding shares for earnings per share computations.

As the loans are repaid, shares are released from the ESOP and allocated to qualified employees based upon the proportion of payments made during the year to the remaining amount of payments due on the loans through maturity. Dividends, if any, are treated as follows:

(1) stock dividends on shares allocated to participant accounts shall be credited to the participant account when paid; and (2) cash dividends on shares allocated to participant accounts shall, at the discretion of the Administrator, be credited to the participants’ Other Investment Account or be used to reduce the indebtedness to the Company, in which case, shares bearing an equal value to the cash dividend would be allocated to participant accounts. The Company has not paid any dividends on its common stock.

In 2011, the Company elected to temporarily suspend contributions to the Plan, in accordance with the loan pledge agreement between the Company and the ESOP Trust. In each successive year, the Plan returned the 79,545 shares, which would have been allocated to employees annually, to treasury.

Income Taxes

Under the asset and liability method of ASC Topic 740, “Accounting for Income Taxes,” deferred tax liabilities and assets are recognized for future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of assets and liabilities. A valuation allowance is recorded to reflect the uncertainty of realization of deferred tax assets.

The Company follows the provisions of ASC Topic 740, “Accounting for Uncertainty in Income Taxes.” The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this standard, an entity may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The standard also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures. The Company does not have a liability for unrecognized tax benefits.

The Company is subject to U.S. federal or state income tax examinations by tax authorities for years after 2010. During the periods open to examination, the Company has net operating loss (“NOL”) carryforwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOL carryforwards may be utilized in future periods, they remain subject to examination until they expire.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2014 and 2013, the Company has no accrued interest or penalties related to uncertain tax positions.

Net Loss per Common Share

Basic earnings/(loss) per share is computed by dividing net income/(loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted earnings/ (loss) per share is calculated by using the weighted average number of common shares outstanding, plus other potentially dilutive securities. Common shares outstanding consist of issued shares, including allocated and committed shares held by the ESOP trust, less shares held in treasury. The dilutive securities below do not include 5,055,555 potentially Convertible Debentures since the requirements for possible conversion have not yet, and may never be, met.

The table below summarizes the components of potential dilutive securities at December 31, 2014 and 2013.

	December 31,	December 31,
Description	2014	2013

Convertible Preferred Stock	260,000	260,000
Options to Purchase Common Shares	3,440,000	3,440,000
Private Placement Warrants	3,036,500	2,986,500
Convertible Promissory Notes	1,925,000	1,925,000

Total	8,661,500	8,611,500

Segment Information

Operating segments are components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The Company currently operates solely in one segment, development of land, which relates to planned future operations.

Stock Based Compensation

The Company follows the provisions of ASC Topic 718 “Compensation — Stock Compensation” which requires the measurement and recognition of compensation expense for all share-based payment awards either modified or granted to employees and directors based upon estimated fair values.  In the first quarter of 2013, the Board of Directors awarded an option to purchase 2,000,000 shares of common stock at a price of $0.19 per share to the President, and then-Chairman of the Board of Directors (“the President”). In conjunction with the award, the President agreed to forfeit a previously-awarded option to purchase 450,000 shares of common stock at $1.25 per share, which would have expired on October 27, 2015. At the same time, the Board of Directors voted to extend the expiration date of a previously-awarded option to the President to purchase 750,000 shares of common stock at $0 .30 per share from March 11, 2013 to October 27, 2015 and voted to extend the expiration date of a previously-awarded option to the President to purchase 75,000 shares of common stock at $0.75 per share from July 23, 2013 to October 27, 2015. In addition, in the first quarter of 2013, the Board of Directors voted to extend the expiration date of a previously-awarded option granted to a Director  to purchase 75,000 shares of common stock at $0.75 per share, from July 23, 2013 to October 27, 2015 and to extend the expiration date of certain previously-awarded options to purchase common stock granted to former employees of the Company and an Honorary Director of the Company, to purchase a combined total of 90,000 shares of common stock at $0.75 per share, from August 12, 2013 to October 27, 2015.

In determining the fair value of each option granted or modified, the Black-Scholes option-pricing model, consistent with the provisions of ASC Topic 718, was used. The valuations were determined using the weighted-average assumptions of 0% dividend yield, expected volatility ranging from 244.38% to 127.09% and a risk-free interest rates ranging from .9%  to .2%.

Option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company uses projected volatility rates, which are based upon historical volatility rates, trended into future years. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the Company’s options.

Recent Accounting Pronouncements

In June 2014, the Financial Accounting Standard Board (“FASB”) issued ASU 2014-12, “Compensation — Stock Compensation (Topic 718)”. The amendments in this ASU require a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The performance target should not be reflected in estimating the grant-date fair value of the award, and compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in the ASU are effective for annual periods beginning after December 15, 2015. The adoption of this guidance should not have a material effect on the Company’s financial condition or results of operations.

In August 2014, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires that, in connection with preparing financial statements for each annual and interim reporting period, the Company should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern within one year after the date the financial statements are issued or within one year after the date that the financial statements are available to be issued. If the Company identifies conditions or events that raise substantial doubt about its ability to continue as a going concern, the Company should disclose how it plans are intended to mitigate or alleviate those relevant conditions or events raising substantial doubt about its ability to continue as a going concern. ASU 2014-15 is effective for all entities with annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The standard will not have a material impact on the consolidated financial statements.

In November 2014, the FASB issued ASU 2014-17, “Business Combinations (Topic 805): Pushdown Accounting”. The amendments in this ASU apply to the separate financial statements of an acquired entity and its subsidiaries that are a business (either public or nonpublic) when an acquirer obtains control of an acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change in control event occurs. If pushdown accounting is applied to an individual change in control event, the election is irrevocable. The amendments in the ASU are effective on November 18, 2014. The adoption of this guidance did not have a material effect on the Company’s financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01, “Income Statement — Extraordinary and Unusual Items (Subtopic 225-20)”. This ASU eliminates extraordinary items from US GAAP and will align more closely with International Accounting Standards 1, “Presentation of Financial Statements”. The amendments in the ASU are effective beginning after December 15, 2015. The adoption of this guidance should not have a material effect on the Company’s financial condition or results of operations.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810)”. This ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate consolidation of certain legal entities by reducing the number of consolidation models from four to two and is intended to improve current

GAAP. The amendments in the ASU are effective beginning after December 15, 2016. The adoption of this guidance should not have a material effect on the Company’s financial condition or results of operations.

Note 4. Accounts Payable and Accrued Expenses

The table below outlines the elements included in accounts payable and accrued expenses at December 31, 2014 and 2013:

	December 31,	December 31,
Description	2014	2013

Accrued payroll due officers	1,288,136	1,063,136
Accrued interest due officers	270,166	167,234
Accrued interest	756,405	555,119
Accrued dividends	355,600	254,000
Other accounts payable and accrued expenses	634,172	651,255

Total accounts payable and accrued expenses	3,304,479	2,690,744

Included in other accounts payable and accrued expenses are accrued director fees at December 31, 2014 and 2013 of $131,250 and $60,000, respectively, and rents payable due the President of the Company in the amounts of $62,602 and $143,119 for the years ending December 31, 2014 and 2013, respectively.

Note 5.  Notes Payable

Line of Credit

On October 23, 2008, the Company entered into an agreement with an unrelated third party for an unsecured Line of Credit up to a maximum of $1,000,000. The Line of Credit provided for funds to be drawn as needed and carries an interest rate on amounts borrowed of 9% per annum originally payable quarterly based on the pro rata number of days outstanding. All funds originally advanced under the facility were due and payable by November 1, 2012. As an inducement to provide the facility, the lender was awarded an immediate option to purchase 50,000 shares of common stock of the Company at $1.75 per share. In addition, the lender received an option to purchase a maximum of 250,000 additional shares of common stock of the Company at $1.75 per share. The options expire following repayment in full by the Company of the amount borrowed.

As of December 31, 2009, the Company had borrowed all of the $1,000,000 available to it under the Line of Credit. In addition, the Company and the lender had verbally agreed that payment of all interest accrued subsequent to June 30, 2009 would be deferred until the date payment in full is due. The lender is now deceased and it is unclear if his estate will honor that verbal agreement. If it is not honored, the Company could be considered to be in default for non-payment of interest due on the note which totaled $493,669 at December 31, 2014. Interest on this debt incurred prior to June 30, 2009 has been paid in full. The Company was unable to satisfy the principal obligation of $1,000,000 by the due date of November 1, 2012 or any interest which accrued on the obligation after June 30, 2009 and is in default under the repayment terms of the note.

Convertible Notes and Warrants

Pursuant to a Private Placement Memorandum dated March 1, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 with interest at 12% per annum, together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Note is convertible into 50,000 shares of common stock of the Company immediately upon issuance at the option of the investor. Interest on the notes is payable either in cash or common stock at the option of the Company. The Company ultimately accepted subscriptions totaling $450,000 from unrelated subscribers and an additional $25,000 for one Unit purchased by a Director of the Company.  The offering of these Units expired on June 29, 2010 pursuant to the terms of the Private Placement Memorandum.

Pursuant to an additional Private Placement Memorandum dated October 25, 2010, the Company offered Units consisting of a two year unsecured, convertible promissory note in the principal amount of $25,000 together with a five year Warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $1.00 per share. The Promissory Notes bear interest at 9% per annum and are convertible into 50,000 shares of common stock of the Company. Interest on the notes is payable in either cash or common stock at the option of the Company. The Company accepted subscriptions totaling $212,500 from unrelated accredited investors in 2010 and accepted an additional $300,000 of subscriptions from unrelated accredited investors in 2011. The Company paid a finders commission of $25,000 to an unrelated third party during the nine months ended September 30, 2011 before the offering terminated June 29, 2011. On July 2, 2011, the Company redeemed a note in the principal amount of $25,000 by issuing 50,000 shares of common stock.

The Convertible Notes issued via the Private Placements discussed above total $962,500 in aggregate and became due and payable beginning in March 2012 and extending at various dates through June 2013. As of the date of the filing of this report, all of the aforementioned debt obligations remain unpaid and in default under the repayment terms of the notes.

The table below summarizes the Company’s notes payable at December 31, 2014 and 2013:

Gross Amount
Loan Facility	Owed

Line of Credit	$1,000,000

Private Placements:
March 1, 2010	475,000
October 25, 2010	487,500

Total Private Placements	962,500

Total Note Payable	$1,962,500

Note 6. Convertible Debentures and Derivative Liability

Pursuant to a Private Placement Agreement dated February 14, 2014, the terms of which are more fully described in Note 2 to these consolidated financial statements, the Company had various Convertible Debentures with maturity dates of six years from issuance and a coupon rate of 4% per annum issued and outstanding at December 31, 2014. The Debentures are convertible from the date of issuance, subject to certain Company milestones being met, into fully paid non-assessable common shares of the Company. The notes have an anti-dilution provision providing for a full ratchet reset of the conversion price.

For purposes of determining the proper accounting treatment and valuation of the instruments, the Company applied the provisions set forth in ASC Topic 820, Fair Value in Financial Instruments and ASC Topic 815, Accounting for Derivative Instruments and Hedging Activities. Since the Notes issued have derivative features, the embedded derivatives should be bundled and valued as a single, compound embedded derivative, bifurcated from the debt host and treated as a liability. In addition, the valuation is required to be conducted for each reporting period the instrument was in existence (i.e. for Tranche 1 March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014 and for Tranche 2 December 31, 2014).

As previously noted, the Company’s stock registration was revoked effective September 4, 2014. Therefore the Company engaged an independent valuation expert to determine the fair value of its shares of common stock at September 30, 2014 and December 31, 2014. For periods after September 3, 2014, the fair valuewas estimated by adjusting the most recent market price by changes in the underlying market cap due to borrowings and continuing losses and applying a discount for a lack of marketability while in the delisted mode and reversed when the Company becomes publicly listed as projected by management. Monte Carlo models were developed to value the derivative liability within the Notes using historical volatility rates ranging from 172% - 197%, discount bond rates based on the expected remaining term of each instrument ranging from 5.78% - 9.85% and expected conversion requirements being met by December 31, 2014 for the first and second quarter of 2014 and June 30, 2015 for the third and fourth quarter of 2014.

The estimated fair value for the derivative liability relating to each Debenture at issuance and quarter ends were as follows:

	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014

Tranche 1	$3,053,176	$2,294,190	$1,849,148	$2,014,733
Tranche 2	—	—	—	1,739,500

Derivative Liability	$3,053,176	$2,294,190	$1,849,148	$3,754,233

At the initial valuation date of each Tranche, a portion of the derivative liability was allocated to the Convertible Debentures as debt discount, with the remainder being recorded as other income/expense. At March 31, 2014, the initial valuation of Tranche 1 Debentures, $1,000,000 was allocated to debt discount and at December 31, 2014, the initial valuation of Tranche 2 Debentures, $850,000 was allocated to debt discount. The debt discount is subsequently amortized to expense using a seeding method dependent on changing circumstances and assumptions. Amortization of debt discount amounted to $21,141 for Convertible Debentures and $1,113 for the non-convertible Debenture for the year ended December 31, 2014. The Company recorded $1,904,233 of expense associated with the change in fair value of the derivatives.

In the event the Company fails to meet the conditions for conversion of the Debentures, the First Tranche Convertible Debentures which total $950,000 would be due on March 31, 2020, the Second Tranche Debentures which total $850,000 would be due December 31, 2020. The sole remaining non-convertible Debenture in the amount of $50,000 is due March 31, 2020.

Note 7.  Related Party Transactions

The President of the Company is owed deferred salary in the amount of $1,091,996 and the Vice President and current Director of the Company is owed deferred salary in the amount of $121,140 as of December 31, 2014. On October 12, 2012 the Board of Directors approved a motion to pay these individuals interest on their deferred compensation retroactive to the outstanding amounts due beginning in 2010 through the date of actual payment. Accrued interest through December 31, 2014 and 2013 amounted to $270,166 and $167,234, respectively.

Effective September 1, 2011, the Company entered into a month-to-month lease with the President and then-Chairman of the Board of Directors of the Company, for office space in a furnished and fully equipped townhouse office building owned by the President in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance, real estate taxes, expenses and utilities. Rent expense associated with this lease amounted to $70,348 and $70,272 for the years ended December 31, 2014 and 2013, respectively. The President received direct cash payments totaling $140,806 for current and past year rents in 2014 and no direct cash payments in 2013.

Effective January 1, 2013, the directors of the Company will be compensated at a rate of $15,000 per annum. Each Director will be eligible for an annual payment in the amount of $15,000 as long as they remain a Director through December 31 of the applicable year, absent death or incapacitation. The annual payment to new directors will be prorated based upon months served in their initial year as a Director.

The Company has been unable to pay directors’ fees to date. As of December 31, 2014 and 2013 a total of $131,250 and $60,000 respectively, was due and owing to the Company’s directors. Directors have previously been compensated and may, in the future, be compensated for their services with Common Stock or options to purchase Common Stock of the Company. Directors are reimbursed for expenses incurred in attending meetings. Directors may be paid a consulting fee for services performed outside the scope of their directorship.

In the first quarter of 2013, the Board of Directors awarded an option to purchase 2,000,000 shares of common stock at a price of $0.19 per share to the President and then-Chairman of the Board of Directors. In conjunction with the award, the President agreed to forfeit a previously-awarded option to purchase 450,000 shares of common stock at $1.25 per share, which would have expired on October 27, 2015. At the same time, the Board of Directors voted to extend the expiration date of a previously-awarded option to the President to purchase 750,000 shares of common stock at $0.30 per share from March 11, 2013 to October 27, 2015 and voted to extend the expiration date of a previously-awarded option to Ms. Vitale to purchase 75,000 shares of common stock at $0.75 per share from July 23, 2013 to October 27, 2015.

In the first quarter of 2013, the Board of Directors voted to extend the expiration date of a previously-awarded option granted to a Director of the Company to purchase 75,000 shares of common stock at $0.75 per share, from July 23, 2013 to October 27, 2015.

In the first quarter of 2013, the Board of Directors voted to extend the expiration date of certain previously-awarded options to purchase common stock granted to former employees of the Company and an Honorary Director of the Company, to purchase a combined total of 90,000 shares of common stock at $0.75 per share, from August 12, 2013 to October 27, 2015.

On May 21, 2013, a Director of the Company received an interest payment in the amount of $4,496 paid in 22,853 shares of common stock. The payment was for accumulated interest on a $25,000 convertible note for the period January 1, 2011 through June 30, 2012.

On January 10, 2014, a Director of the Company advanced $10,000 to the Company for capital needed by the Company prior to the first closing of the Private Placement dated February 14, 2014. On April 2, 2014, the Company repaid the Director in full for the advance.

On March 31, 2014, in conjunction with the Company’s offer of $3,000,000 in Collateralized Convertible Debentures, the Company accepted a subscription in the amount of $150,000 from a Director and Chairman of the Board of Directors of the Company effective March 31, 2014. On the same date, the Company accepted a subscription in the amount of $150,000 from another Director and Vice President of the Company.  On December 31, 2014, that Director rejected the amended terms offered by the Company for the Second and Third Tranches of the Collateralized Convertible Debentures and was refunded $100,000 from funds held in Escrow under that agreement.

In the second quarter of 2014, the President of the Company received $100,000 from the proceeds of the First Tranche Collateralized Convertible Senior Debentures in partial payment of accrued rent on the office premises located in Alexandria, Virginia which she leased to the Company pursuant to a lease effective September 1, 2011. Additionally, the President received $40,806 for current rents on that facility for the period April 1 through December 31, 2014.

In the second quarter of 2014, the Company retained the brother of the current Chairman of the Board of Directors to perform certain consulting services relating to the Mississippi Gaming Commission site approval for a parcel on the Company’s Diamondhead property. The brother was paid $10,000 per month for his services for the months of April 2014 and May 2014.

Company Directors

Effective March 31, 2014, the President, Chief Executive Officer, Treasurer, Chief Financial Officer, Interim Secretary and Chairman of the Board of Directors of the Company, resigned as Chairman of the Board of Directors.

Effective March 31, 2014, the Company appointed a new Director of the Company who was then appointed Chairman of the Board of Directors of the Company and President and Chief Executive Officer of Casino World, Inc., a subsidiary of the Company.

Note 8.  Stockholders’ Equity

At December 31, 2014 and 2013, the Company had a stock option plan and non-plan options, which are described below.

Non-Plan Stock Options

On January 9, 2013, the Board of Directors voted to extend the expiration date of previously-awarded options granted as follows:

Options to purchase 750,000 shares of common stock at $0.30 per share issued to the President, originally scheduled to expire on March 11, 2013 were extended to October 27, 2015.

Options to purchase 75,000 shares of common stock at $0.75 per share issued to the President, originally scheduled to expire on July 23, 2013 were extended to October 27, 2015.

Options to purchase 75,000 shares of common stock at $0.75 per share issued to a Director originally scheduled to expire on July 23, 2013 were extended to October 27, 2015.

Options to purchase a combined total of 90,000 shares of common stock at $0.75 per share issued to former employees and a Honorary Director of the Company originally scheduled to expire on August 12, 2013 were extended to October 27, 2015.

On March 13, 2013 the Board of Directors awarded the President of the Company options to purchase 2,000,000 shares of common stock at $0.19 per share for a period of five years. The Board, however, required the President to forfeit options to purchase 450,000 shares of common stock at $1.25 per share which would not have otherwise expired until October 27, 2015.

Stock Option Plan

On December 19, 1988, the Company adopted a stock option plan (the “Plan”) for its officers and management personnel under which options could be granted to purchase up to 1,000,000 shares of the Company’s common stock. Accordingly, the Company reserved 1,000,000 shares for issuance under the Plan. The exercise price may not be less than 100% of the market value of the shares on the date of the grant.  The options expire within ten years from the date of grant.  At December 31, 2014, no options from this plan were issued or exercised.

Summary of Stock Options

A summary of the status of the Company’s fixed Plan and non-plan options as of December 31, 2014 and 2013, and changes during the years ended December 31, 2014 and 2013 is presented below.

	December 31, 2014		December 31, 2013
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	3,440,000	$.44	1,890,000	$.98
Granted			2,000,000.19
Exercised		—		—
Expired	—	—	(450,000)	1.25
Outstanding at end of year	3,440,000	$.44	3,440,000	$.44
Options exercisable at year-end	3,440,000		3,440,000
Weighted-average fair value of options granted during the year				$.19

The following tables summarize information about stock options outstanding and exercisable at December 31, 2014 and 2013:

December 31, 2014

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/14	Life (Yrs.)	Price	12/31/14	Price

$.19	2,000,000	3.20	$.19	2,000,000	$.19
$.30	750,000.82		.30	750,000.30
$.75	240,000.82		.75	240,000.75
$1.25	150,000.82		1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,440,000			3,440,000

December 31, 2013

	Options Outstanding			Options Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/13	Life (Yrs.)	Price	12/31/13	Price

$.19	2,000,000	4.16	$.19	2,000,000	$.19
$.30	750,000	1.82	.30	750,000.30
$.75	240,000	1.82	.75	240,000.75
$1.25	150,000	1.82	1.25	150,000	1.25
$1.75	300,000	(a)	1.75	300,000	1.75
	3,440,000			3,440,000

(a) Options expire upon payment in full of an outstanding note payable with an original due date of November 1, 2012 but remains outstanding at December 31, 2014 and 2013.

Warrants

The Company has previously issued warrants to purchase shares of the Company’s common stock in conjunction with convertible debentures issued in private placements dated March 25, 2010 and October 25, 2010. The Company also issued warrants in conjunction with a private placement of shares of the Company’s common stock dated July 1, 2012.

On March 31, 2014, the Company issued a warrant to purchase 25,000 shares of common stock exercisable at $0.30 per share for a period of three years as part of the broker commission for the First Tranche Convertible Debentures discussed in Note 2.

On December 31, 2014, the Company issued a second warrant to purchase 25,000 shares of common stock exercisable at $0.45 per share for a period of three years as part of the broker commission for the Second Tranche Convertible Debentures discussed in Note 2.

A summary of the status of the Company’s outstanding warrants as of December 31, 2014 and 2013, and changes during the years ended on December 31, 2014 and 2013 is presented below.

	December 31, 2014		December 31, 2013
		Weighted		Weighted
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of year	2,986,500	$.750	2,986,500	$.750
Granted	50,000.375		—
Exercised	—		—
Expired	—		—
Outstanding at end of year	3,036,500	$.740	2,986,500	$.750
Warrants exercisable at year-end	3,036,500		2,986,500
Weighted-average fair value of warrants granted during the year		$.375		None

The following tables summarize information about warrants outstanding and exercisable at December 31, 2014 and 2013:

December 31, 2014

	Warrants Outstanding			Warrants Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/14	Life (Yrs.)	Price	12/31/14	Price

$.25	1,011,500	2.82	.25	1,011,500.25
$.30	25,000	2.25	.30	25,000.30
$.45	25,000	3.00	.45	25,000.45
$1.00	1,975,000.65		1.00	1,975,000	1.00
	3,036,500			3,036,500

December 31, 2013

	Warrants Outstanding			Warrants Exercisable
		Weighted-
	Number	Average	Weighted	Number	Weighted-
Range of	Outstanding	Remaining	Average	Exercisable	Average
Exercise	At	Contractual	Exercise	At	Exercise
Prices	12/31/13	Life (Yrs.)	Price	12/31/13	Price

$.25	1,011,500	3 .89	.25	1,011,500.25
$1.00	1,975,000	1.85	1.00	1,975,000	1.00
	2,986,500			2,986,500

Preferred Stock

Series S Preferred Stock

On June 14, 1993, the Company issued 926,000 shares of $.01 par value Series S Voting, Non-Convertible Preferred Stock to Austroinvest International, Inc. in exchange for proceeds of $1,000,080. The Company is required to pay quarterly cumulative dividends of three percent per annum on these shares.

These shares may be redeemed at the option of the Company at $1.08 per share plus $.0108 per share for each quarter that such shares are outstanding.  The shares also have a $1.08 per share preference in involuntary liquidation of the Company. At December 31, 2014 and 2013, outstanding Series S preferred stock totaled 926,000 shares. Cumulative dividends in arrears at December 31, 2014 and 2013 amounted to $105,000 and $75,000 respectively.

Series S-NR Preferred Stock

On September 13, 1993, the Company issued 900,000 shares of its $.01 par value Series S-NR Voting, Non-Convertible, Non-Redeemable, Preferred Stock to Serco International Limited (a wholly-owned subsidiary of Austroinvest International, Inc.), in exchange for proceeds of $999,000. The Company is required to pay quarterly, non-cumulative dividends of three percent per annum on these shares. Upon involuntary liquidation of the Company, the liquidation preference of each share is $1.11. At December 31, 2014 and 2013, outstanding Series S-NR preferred stock totaled 900,000 shares.

Series S-PIK Preferred Stock

In March 1994, the Company offered, pursuant to Regulation S, one million units at $5.50 per unit, each unit consisting of one share of the Company’s $.001 par value common stock and two shares of the Company’s Series S-PIK Junior, cumulative, convertible, non-redeemable, non-voting $.01 par value preferred stock. Each share of Series S-PIK preferred stock is convertible into one share of the Company’s common voting stock at any time after February 15, 1995. No shares were converted during 2014 and 2013. The Series S-PIK preferred stock ranks junior to the Series S and Series S-NR preferred shares as to the distribution of assets upon liquidation, dissolution, or winding up of the Company. Upon liquidation of the Company, the S-PIK preferred stock will have a liquidation preference of $2.00 per share. A cumulative quarterly dividend of $0.04 per share is payable on Series S-PIK preferred stock. At December 31, 2014 and 2013, outstanding Series S-PIK preferred stock totaled 260,000 shares. Cumulative dividends in arrears at December 31, 2014 and 2013 amounted to $145,600 and $104,000 respectively.

Payment of Preferred Dividends

The Company did not pay any dividends due on its preferred stock in 2014 or 2013.

Note 9.  Employee Stock Ownership Plan

The Company’s employee stock ownership plan (ESOP) is intended to be a qualified retirement plan and an employee stock ownership plan. All employees having one year of service are eligible to participate in the ESOP. The ESOP is funded by two 8% promissory notes issued by the Company. The shares of common stock are pledged to the Company as security for the loans.  The promissory notes are payable from the proceeds of annual contributions made by the Company to the ESOP. In the event that the Company elects not to make a Plan contribution in any given year, the corresponding shares applicable to that year are released from the Trust to the Company in consideration of that years’ note payment. In January 2001, the Plan and accompanying promissory notes were amended to conform to the Company’s current employment structure, by extending the note repayment terms through 2044.

Assuming a Plan contribution is made, shares are allocated to the participants’ accounts in relation to repayments of the loans from the Company. At December 31, 2014, 2,386,370 shares with a fair market value of $1,128,753 are unearned. At December 31, 2013, 2,465,915 shares with a fair market value of $1,676,822 were unearned.

In 2011, the Company decided to temporarily suspend contributions to the Plan. Therefore the Trust was unable to make its annual loan payment to the company and a loan default occurred. In accordance with the Pledge Agreement between the Company and the Trust, the shares attached to the loan payments subsequent to the 2010 contribution reverted back to the Company as treasury shares. In 2014, 79,545 shares, with a market value of $37,625, reverted back to the Company treasury. In 2013, 79,545 shares with a market value of $54,091 reverted back to the Company treasury.

Note 10.  Income Taxes

At December 31, 2014, the Company had net operating loss carryforwards for income taxes of approximately $12.5 million, which expire during various periods through 2034. Realization of deferred income taxes as of December 31, 2014 and 2013 is not considered likely. Therefore, by applying a Federal statutory rate of 35% to the carryforward amounts, a valuation allowance of approximately $4.4 million and $4.1 million has been established for the entire amount of deferred tax assets relative to the net operating loss at December 31, 2014 and 2013, respectively, resulting in an effective tax rate of 0% and no deferred tax asset recognition. The valuation allowance increased by approximately $300,000 in 2014 and $400,000 in 2013.

Note 11.  Commitments and Contingencies

Leases

Effective September 1, 2011, the Company entered into a month-to-month lease with Deborah A. Vitale, President and CEO of the Company for office space in a building owned by Ms. Vitale in Alexandria, Virginia. The lease calls for monthly base rent in the amount of $4,534 and payment of associated costs of insurance real estate taxes, expenses and utilities.

The Company also leases storage facilities in Alexandria, Virginia on a month-to month basis.

Rental expenses for all facilities totaled $70,348 in 2014 and $71,072 in 2013.

The Company is not liable for future minimum lease payments.

Management Agreement

On June 19, 1993, two subsidiaries of Diamondhead Casino Corporation, Casino World Inc. and Mississippi Gaming Corporation, entered into a Management Agreement with Casinos Austria Maritime Corporation (CAMC). Subject to certain conditions, under the Management Agreement, CAMC would operate, on an exclusive basis, all of the Company’s proposed dockside gaming casinos in the State of Mississippi, including any operation fifty percent (50%) or more of which is owned by the Company or its affiliates. Unless terminated earlier pursuant to the provisions of the Agreement, the Agreement terminates five years from the first day of actual Mississippi gaming operations and provides for the payment of an annual operational term management fee of 1.2% of all gross gaming revenues between zero and $100,000,000; plus 0.75% of gross gaming revenue between $100,000,000 and $140,000,000; plus 0.5% of gross gaming revenue above $140,000,000; plus two percent of the net gaming revenue between zero and $25,000,000; plus three percent of the net gaming revenue above twenty-five million dollars $25,000,000. Management of the Company believes this Agreement is no longer in effect.  However, there can be no assurance that CAMC will not attempt to maintain otherwise which would lead to litigation.

Related Parties

The Company has an agreement with a Director pursuant to which he will be paid a bonus in the event of any recovery received from litigation against BP relating to the oil spill. This Director will receive ten percent of any amounts received by the Company, after deduction of attorney fees and expenses relating to the litigation.

Other

The Company’s obligations under the Collateralized Convertible Senior Debentures will be secured by a lien on the Company’s Mississippi property (the “Investors Lien”).  On March 31, 2014, the Company issued $1 million of First Tranche Collateralized Convertible Senior Debentures and on December 31, 2014 the Company issued $850,000 of Second Tranche Collateralized Convertible Senior Debentures. Thus, liens were placed on the Property in favor of the Investors for $1,850,000. The Investors Lien is in pari passu with a lien placed on the Property in favor of the President of the Company, the Vice President of the Company, and certain directors of the Company, for past due wages, compensation, and expenses owed to them in the maximum aggregate amount of $2,000,000 (the “Executives Lien”). Ms. Vitale will serve as Lien Agent for the Executives Lien.

The Company is currently delinquent in filing those documents and forms required to be filed in connection with its Employee Stock Ownership Plan (“ESOP”) for the years ended December 31, 2010, 2011, 2012 and 2013. The Company did not have the funds to pay professionals to prepare and file these documents and forms when due.  Although these required filings normally do not result in any tax due to an agency of the government, the Company could be subject to significant penalties for failure to file these forms when due. Penalties are assessed by both the Department of Labor and the Internal Revenue Service on a per diem basis from the original due dates for the required informational filings until the filings are actually made. The Company has accrued $57,305 and $47,505 in penalties for the years ending December 31, 2014 and 2013 respectively based on the current delinquent filings. In addition, the Company expects that cumulative penalties for all delinquent ESOP filings could total approximately $142,600 through December 31, 2014. The Company intends to bring its ESOP-required filings current and when current, will attempt to enroll in a voluntary compliance program with the Department of Labor and the Internal Revenue Service with respect to any penalties or fines incurred. However, there can be no assurance the Company will be able to enroll in any such program or obtain a reduction of the fines and penalties that may be due.

The Company has agreements with various unrelated persons and entities that could be entitled to substantial commissions if the Company enters into an agreement relating to the development of its Diamondhead property as a result of their efforts.

Note. 12  Pending and Threatened Litigation

College Health & Investment, L.P. v. Diamondhead Casino Corporation

On January 15, 2015, the plaintiff, a beneficial owner of in excess of 5% of the common stock of the Company, filed suit for breach of a Promissory Note issued March 25, 2010, in the principle amount of $150,000, with interest payable at 12% per annum, with a maturity date of March 25, 2012. Plaintiff seeks payment of principle of $150,000, interest due through December 31, 2014 in the amount of $45,000, and interest due of 12% per annum from December 31, 2014 until entry of judgment. On January 22, 2015, the defendant forwarded a Notice of Conversion to plaintiff, exercising the Borrower’s right to convert the principal and any interest due on the Note into common stock. On February 11, 2015, the Company moved to dismiss the complaint as moot. The plaintiff filed an opposition to the motion to dismiss alleging that the Note was convertible only prior to its maturity date. The matter is pending.

College Health & Investment, L.P. v. Diamondhead Casino Corporation

On February 13, 2015, the plaintiff, a beneficial owner in excess of 5% of the common stock of the Company, filed a Verified Complaint Pursuant to 8 Del.C.§211(c), with a Verification signed by the plaintiff’s General Partner, Samuel I. Burstyn, seeking an order compelling the Company to hold an annual meeting. The Company agreed to entry of an Order setting a new date for an annual meeting of June 8, 2015, a Record Date of April 24, 2015, and to clarify that there is no advance notice requirement for the submission of stockholder proposals at the Company’s annual stockholders’ meetings. This case was consolidated with the below-captioned case.

College Health & Investment, L.P. v. Edson R. Arneault, Deborah A. Vitale, Gregory A. Harrison, Martin Blount and Benjamin Harrell

On March 14, 2015, the plaintiff, a beneficial owner in excess of 5% of the common stock of the Company, filed a Verified Complaint, with a Verification signed by the plaintiff’s General Partner, Samuel I. Burstyn. In Count I, the plaintiff alleges that the defendants breached their fiduciary duty of disclosure. In Count II, the plaintiff alleges that defendants breached their fiduciary duties of loyalty and care. The defendants believe that plaintiff’s claims are without merit and intend to vigorously defend this lawsuit.  The plaintiff sought injunctive relief, but no monetary damages other than attorney’s fees.